Exhibit 5.1

Fennemore Craig, P.C.
300 E. Second Street

Suite 1510

Reno, Nevada 89501

(775) 788-2200

Law Offices
Denver	(303) 291-3200
Las Vegas	(702) 692-8000
Nogales	(520) 281-3480
Phoenix	(602) 916-5000
Reno	(775) 788-2200
Tucson	(520) 879-6800

August 25, 2017

Lilis Energy, Inc.

300 E. Sonterra Blvd., Suite No. 1220

San Antonio, TX 98258

Re:	Registration of Common Stock of Lilis Energy, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lilis Energy, Inc., a Nevada corporation (the "Company"), in connection with the registration under a Registration Statement on Form S-1 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 22,727,273 shares of common stock (the “Registered Stock”), par value $.0001 per share, of the Company (“Common Stock”) issued by the Company upon conversion of term loan debt issued under that certain Second Lien Credit Agreement, dated as of April 26, 2017, by and among the Company, the guarantors from time to time party thereto, the Lender party thereto and Wilmington Trust, National Association, as administrative agent (the “Second Lien Credit Agreement”) and 138,214 shares of Common Stock (the “Warrant Shares”) issuable by the Company to the holder of certain warrants (the “Warrants”) to purchase shares of Common Stock identified in the Registration Statement.

We have examined originals or copies of each of the documents listed below:

1.       The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2.       The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3.       Resolutions of the Board of Directors of the Company relating to (i) the issuance and registration of the Registered Stock, and (ii) the issuance of the Warrants, as certified by the acting Secretary for the meetings of the Company’s Board of Directors as of the date hereof; and

4.       The Second Lien Credit Agreement; and

5.       The form of the Warrants.

Fennemore Craig, P.C.

Lilis Energy, Inc.

Re:      Registration of Common Stock

August 25, 2017

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the Registered Stock or the Warrant Shares are issued, there will be sufficient authorized but unissued Common Stock available to allow for such issuance.

Based upon the foregoing, and subject to the following, it is our opinion that:

a.       issuance of the Registered Stock has been duly authorized by the Company and, when issued in accordance with the terms of the Second Lien Credit Agreement, the Registered Stock will be validly issued, fully paid and non-assessable; and

b.       issuance of the Warrant Shares has been duly authorized and, when the Warrant Shares are issued in accordance with the terms of the Warrants, such shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Common Stock. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Fennemore Craig, P.C.

Lilis Energy, Inc.

Re:      Registration of Common Stock

August 25, 2017

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL